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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               GENZYME CORPORATION
             (Exact name of Registrant as Specified in its Charter)

               MASSACHUSETTS                             06-1047163
 (State of Incorporation or Organization)   (I.R.S. Employer Identification No.)

   ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS            02139
     (Address of Principal Executive Offices)            (Zip Code)

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
If this Form relates to the registration of a class     If this Form relates to the registration of a class
of securities pursuant to Section 12(b) of the          of securities pursuant to Section 12(g) of the
Exchange Act and is effective upon filing               Exchange Act and is effective pursuant to
pursuant to General Instruction A.(c), please           General Instruction  A.(d), please check
check the following box. / /                            the following box. /X/
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Securities Act registration statement file number to which this form relates:

                                                            --------------------
                                                               (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class          Name of Each Exchange on Which Each Class
          to be so Registered                    is to be Registered
                 NONE                                   NONE

Securities to be registered pursuant to Section 12(g) of the Act:

                            GGD STOCK PURCHASE RIGHTS
                            GMO STOCK PURCHASE RIGHTS
                            GBS STOCK PURCHASE RIGHTS
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         The purpose of this Registration Statement is to register and describe rights to purchase a new series of the Registrant's common stock, the Genzyme Biosurgery Division Common Stock , $0.01 par value (the "GBS Stock Purchase Rights"). Included in this description is a description of rights to purchase the Registrant's other two series of common stock, the Genzyme General Division Common Stock , $0.01 par value (the "GGD Stock Purchase Right"), and the Genzyme Molecular Oncology Division Common Stock , $0.01 par value (the "GMO Stock Purchase Right"), which have been previously registered pursuant to section 12(g) of the Exchange Act of 1934, as amended.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Throughout the discussion below:

         - "Genzyme General Stock" refers to the Genzyme General Division Common Stock , $0.01 par value, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme General Division;

         - "Molecular Oncology Stock" refers to the Genzyme Molecular Oncology Division Common Stock , $0.01 par value, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme Molecular Oncology Division; and

         - "Biosurgery Stock" refers to the Genzyme Biosurgery Division Common Stock , $0.01 par value, a series of Genzyme's common stock designed to reflect the value and track the performance of its Genzyme Biosurgery Division.

Pursuant to the Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between Genzyme and American Stock Transfer & Trust Company, as Rights Agent, (the "Amended Rights Agreement") each outstanding share of Genzyme's three series of common stock - namely, its Genzyme General Stock, Molecular Oncology Stock and Biosurgery Stock -- also represents one GGD Stock Purchase Right, one GMO Stock Purchase Right and one GSP Stock Purchase Right, respectively (each a "Right"). Each Right will, upon becoming exercisable, entitle the holder to buy one newly-issued share of Genzyme's (i) Series A Junior Participating Preferred Stock, par value $.01 per share, for each share of Genzyme General Stock, at an exercise price of $300, (ii) Series B Junior Participating Preferred Stock, par value $.01 per share, for each share of Biosurgery Stock, at an exercise price of $80 and (iii) Series C Junior Participating Preferred Stock, par value $0.01 per share, for each share of Molecular Oncology Stock, at an exercise price of $26 (all such series of Junior Participating Preferred Stock being referred to herein, collectively, as "Preferred Stock," and each series' exercise price being referred to herein, as its "Purchase Price"). The description and terms of the Rights are set forth in the Amended Rights Agreement.

The Rights will be evidenced, with respect to any certificate of any series of common stock outstanding prior to the Distribution Date (as defined below), by those common stock certificates and no separate certificates for the Rights will be issued. The Rights will only be transferable with the common stock, and a transfer of common stock will also constitute a transfer of the corresponding Rights.

Genzyme will mail separate certificates for the Rights ("Right Certificates") upon the earlier of (i) the tenth day (or such later date as the Board of Directors of Genzyme (the "Board") may determine) following Genzyme's public announcement that a person or group has acquired 15% or more of the combined voting power of all series of Genzyme's outstanding common stock (such person or group being hereinafter referred to as an "Acquiring Person") or (ii) the tenth business day (or such later date as the Board may determine) after any person or group commences a tender or exchange offer which would, if completed, result in the offeror owning 15% or more of the combined voting power of all series of Genzyme's outstanding common stock. The earlier of the dates described in (i) and (ii) above is called the "Distribution Date." The Rights cannot be exercised until the Distribution Date. Until a Right is exercised, holding a Right will not confer rights as a stockholder of Genzyme, such as the right to vote or to receive dividends. The Rights expire on March 28, 2009.

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The Rights may generally be redeemed by action of the Board at $0.001 per Right at any time prior to the tenth day (or such later date as the Board may determine) following Genzyme's public announcement that an Acquiring Person has become such. The Rights may also be redeemed, following the above-cited public announcement, in connection with certain mergers and other transactions between Genzyme and a person who is not an Acquiring Person.

Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of the corresponding series of common stock. In the event of liquidation, the holders of the Preferred Stock will be entitled to an aggregate payment of 100 times the payment made per share of the corresponding series of common stock. Each share of Preferred Stock will have 100 votes, and will vote together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of the corresponding series of common stock.

The value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of the corresponding series of common stock because of the nature of the Preferred Stocks' dividend, liquidation and voting rights.

To preserve the economic value of the Rights, in the event of any stock dividends, stock splits, recapitalizations, reclassifications or other similar changes in capitalization, then the number of shares of Preferred Stock (or the number and kind of other securities) issuable upon exercise of each Right, the Purchase Price and redemption price in effect at such time (including the number of Rights or fractional Rights associated with each share of common stock) shall be adjusted as deemed appropriate by the Board. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in the Purchase Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Preferred Stock); instead, an adjustment in cash will be made based on the average closing price of the Preferred Stock (or if not ascertainable, the market price of the underlying common stock) over the last ten trading days before the date of exercise.

Upon an Acquiring Person becoming such, each holder of Rights, other than an Acquiring Person, will thereafter have the right to purchase a number of shares of a series of Genzyme's common stock having a value equal to two times the exercise price of the corresponding Right. Genzyme also has the right, in such circumstances, to mandatorily exchange the Rights for such shares of common stock.

Alternatively, if Genzyme is involved in a merger or other business combination in which Genzyme is not the surviving corporation at any time when any person owns 15% or more of the voting power of Genzyme's outstanding common stock, the Rights will entitle a holder to buy shares of common stock of the acquiring company having a market value of two times the Purchase Price of each Right.

Prior to the Distribution Date, the Board may amend any terms of the Rights without the consent of holders of certificates representing Common Shares, including holders of the Rights. From and after the Distribution Date, the Amended Rights Agreement may be amended without the approval of any holders of Rights only to (i) cure ambiguities, (ii) correct defective provisions, (iii) extend the redemption period for the rights, or (iv) change provisions as the Board deems necessary, but that will not adversely affect the interests of holders of the Rights. Under no circumstances, however, can the Amended Rights Agreement be amended to extend the redemption period after that period has expired.

The Rights have certain anti-takeover effects. The Rights can cause substantial dilution to a person or group that attempts to acquire Genzyme on terms that are not approved by the Board. The Rights should not interfere with any merger or other business combination that is approved by the Board because the Rights may be redeemed by Genzyme prior to the time that the Rights have become exercisable.

The Amended Rights Agreement specifying the terms of the Rights and the Genzyme charter setting forth the terms of the Preferred Stock are exhibits to this Registration Statement and are incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to these exhibits.


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ITEM 2. EXHIBITS.

         1. Restated Articles of Organization of the Registrant. Filed as
Exhibit 1 to the Registrant's Registration Statement on Form 8-A registering the Genzyme Biosurgery Division Common Stock, $0.01 par value per share (File No. 0-14680), filed with the Commission on December 19, 2000 ("December Form 8-A"), and incorporated herein by reference.

         2. By-Laws of the Registrant. Filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

         3. Management and Accounting Policies Governing the Relationship of Genzyme Divisions. Filed as Exhibit 3 to the Registrant's December 2000 Form 8-A, and incorporated herein by reference.

         4. Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between the Registrant and American Stock Transfer & Trust Company. Filed herewith.


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                                    SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                           GENZYME CORPORATION

Date:  December 18, 2000                   By: /s/ Michael S. Wyzga
                                               ---------------------------------

                                           Name:  Michael S. Wyzga
                                           Title: Senior Vice President, Finance
                                                  and Chief Financial Officer


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                                  EXHIBIT LIST


EXHIBIT NO.                DESCRIPTION

         1. Restated Articles of Organization of the Registrant. Filed as
Exhibit 1 to the Registrant's Registration Statement on Form 8-A registering the Genzyme Biosurgery Division Common Stock, $0.01 par value per share (File No. 0-14680), filed with the Commission on December 19, 2000 ("December Form 8-A"), and incorporated herein by reference.

         2. By-Laws of the Registrant. Filed as Exhibit 3.2 to the Registrant's Current Report on Form 8-K dated December 31, 1991 (File No. 0-14680), and incorporated herein by reference.

         3. Management and Accounting Policies Governing the Relationship of Genzyme Divisions. Filed as Exhibit 3 to the Registrant's December 2000 Form 8-A, and incorporated herein by reference.

         4. Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between the Registrant and American Stock Transfer & Trust Company. Filed herewith.


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